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Exhibit 99.3


                                   ADDENDUM TO
                          PATENT RIGHTS PURCHASE & SALE
                                    AGREEMENT

                                   A. PARTIES

      This Addendum is dated November 7, 2006 and is to the agreement as entered into on the 11th day of July, 2005 ("Agreement") by and between Ingen Technologies, Inc., a Georgia corporation doing business in California ("Ingen") and Francis McDermott, a resident of California ("grantor"). The Agreement is attached hereto and incorporated herein by this reference.

                             B. CHANGE TO AGREEMENT

                    C. 3. of the Agreement reads as follows:

Payment of four percent (4%) of the gross profits of all products of Ingen utilizing the technology embodied within the patents (if and when any such royalties become due). Payment shall be within thirty (30) days of the close of each calendar quarter for the life of the patents. Grantor, with 10 business days advance written notice, may, with a qualified representative, inspect the relevant books of Ingen to audit compliance with this subsection. Any such inspections shall be at grantor's expense and are limited to one inspection per calendar year (and must be at least 90 days apart).

      Per this Addendum, C. 3. now reads as follows:

Payment of four percent (4%) of the gross revenues of all products of Ingen utilizing the technology embodied within the patents (if and when any such royalties become due). Payment shall be within thirty (30) days of the close of each calendar quarter for the life of the patents. Grantor, with 10 business days advance written notice, may, with a qualified representative, inspect the relevant books of Ingen to audit compliance with this subsection. Any such inspections shall be at grantor's expense and are limited to one inspection per calendar year (and must be at least 90 days apart).

      All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed (before a Notary Public) this Addendum, consisting of one (1) page, on the date first written above.

       - signed -                                   - signed -
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Ingen Technologies, Inc.                     GRANTOR
By:  Scott R. Sand, CEO